Exhibit 99.1

Specialty Laboratories Announces Third Quarter 2003 Results

Accession Volume Rises to More than 630,000

Santa Monica, Calif., October 23, 2003 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the third quarter ended September 30, 2003.  Net revenue was $29.9 million for the third quarter 2003, compared to $32.5 million for the third quarter 2002, resulting in a loss per diluted share of $0.10, compared to a loss per diluted share of $0.15 for the same period in 2002.  Excluding certain one-time charges in the third quarters of 2002 and 2003, the losses per diluted share would be $0.14 and $0.04, respectively.

Results in the third quarters of 2003 and 2002 involved certain one-time events. In the third quarter of 2003, legal settlements and costs associated with the facility project in Valencia, California resulted in charges, reflected in selling, general and administrative expenses, totaling approximately $2.0 million, or more than $0.06 per share.  In the third quarter of 2002, Specialty incurred a charge of $0.5 million, or $0.01 per share, related to its clinical trials business and reflected as a restructuring charge in that period.

“We are strongly encouraged by our progress in the marketplace and the impact of our efforts on third quarter results,” noted Douglas S. Harrington, M.D., chief executive officer of Specialty Laboratories.  “During the quarter, Specialty hit several key milestones including sequential growth in test volumes and consistent cost-management.  We remain optimistic about the opportunities to strengthen our competitive position and grow our hospital-focused business.”

Testing volume for the third quarter of 2003, as measured by patient accessions, exceeded 630,000, declining 8 percent from the approximately 685,000 accessions of the year ago quarter and increasing 3 percent from the approximately 612,000 accessions of second quarter 2003.

Specialty’s third quarter results reflect the loss of business relating to the regulatory issues the Company experienced in the second quarter of 2002, and which were resolved in July 2002.  In addition, third quarter 2003 results were impacted by the loss of clinical testing work referred to Specialty by Unilab Corporation of Tarzana, California (Unilab), previously Specialty’s largest client.  For the full year 2002, revenues from Unilab referral testing were approximately 10 percent of total net revenues.  Quest Diagnostics Incorporated of Teterborough, New Jersey, completed its acquisition of Unilab in February 2003.  The decline in referral testing work sent to Specialty by Unilab, which began in the fourth quarter of 2002, has been significant, as revenues from Unilab in the third quarter 2003, when compared to the fourth quarter 2002, declined nearly $2.5 million.

Specialty expects to continue generating new business activity in the fourth quarter of 2003.  However, the period historically is impacted by negative seasonal trends.  As a result, Specialty anticipates that overall testing volume for the quarter will be essentially flat when compared to third quarter levels, and will compare positively to testing volume in the fourth quarter of 2002 of approximately 614,000.  Specialty believes that the aggregate average selling price in the fourth quarter of 2003 will remain relatively even with third quarter 2003 levels.

Financial Highlights

Revenues for the third quarter of 2003 were impacted primarily by the year over year reduction in testing volumes as measured by accessions.  Accessions for the third quarter of 2003 exceeded 630,000, reflecting an increase of three percent from second quarter 2003 levels of approximately 612,000, and a decrease of 8 percent from the year ago quarter.  The aggregate average selling price in third quarter of 2003 was relatively stable compared to both second quarter 2003 and third quarter 2002.

Results in the third quarters of 2003 and 2002 involved certain one-time events. In the third quarter of 2003, legal settlements and costs associated with the facility project in Valencia, California resulted in charges totaling approximately $2.0 million, or more than $0.06 per share.  In the third quarter of 2002, Specialty incurred a charge of $0.5 million, or $0.01 per share, related to its clinical trials business and reflected as a Restructuring Charge in that period.

Costs of services were $21.3 million in the third quarter of 2003, a decrease of $5.0 million, or 19 percent, from the prior year’s third quarter.  This decrease is primarily the result of the lower test volumes.  In addition, the third quarter of 2002 included increased costs to ensure compliance with state and federal regulatory requirements, including approximately $1.8 million in increased outsourced testing costs, as compared to the third quarter 2003.  On a sequential basis, costs of services were essentially flat with those of second quarter of 2003.

Selling, general and administrative expenses (SG&A) were $11.9 million in the third quarter of 2003, an increase of approximately $0.3 million, or 2.8 percent, from the prior year’s third quarter.  Sequentially, SG&A increased nearly $1.3 million, or nearly 11.8 percent, from second quarter 2003 levels.  The increase in SG&A reflects one-time charges of approximately $2.0 million in costs related to certain legal settlement costs and to facility-related costs in Valencia, California.

As a result of the above factors, Specialty incurred a net loss of $2.3 million, or $0.10 per diluted share, in the third quarter of 2003 compared to a net loss of $3.3 million, or $0.15 per diluted share, in the third quarter of 2002.  Excluding one-time charges in each of the periods, the losses per diluted share would be $0.04 for the third quarter 2003 and $0.14 for the same period in 2002.  In the third quarter of 2002, Specialty incurred charges of $0.5 million, or $0.01 per share, related to the restructuring of its clinical trials business.  In the third quarter of 2003, Specialty incurred charges for certain legal settlements and for costs associated with facility construction in Valencia, California, totaling approximately $2.0 million, or more than $0.06 per share.  These 2003 charges are reflected in SG&A.

Cash and investments were approximately $41.7 million as of September 30, 2003, compared to $31.9 million on June 30, 2003.  The increase in cash and investments includes contributions of $5 million from Specialty’s recently announced $15 million line of credit and approximately $5 million from operations.  This portion from operations reflects the receipt of a portion of Specialty’s 2002 income tax refund and the reduction in days outstanding for Accounts Receivable to 66 days in the third quarter of 2003, compared to 71 days in the second quarter of 2003.  For the third quarter, capital expenditures dropped significantly, to approximately $0.5 million, and total depreciation and amortization for the period exceeded $1.6 million.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on October 23, 2003 at 5:15 PM Eastern.  A replay of the call will be accessible on this site through the close of business on November 29, 2003.

This press release and other financial information can be found on our website, www.specialtylabs.com, in the “Investor Center” section.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specific esoteric testing needs.  Because of Specialty’s focus on higher-end, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: the generation of new business activity in the fourth quarter of 2003; the expectations for overall testing volume remaining flat for the fourth quarter of 2003, and future volumes comparing favorably to past levels; the aggregate average selling price in future quarters; seasonal trends that can affect growth of our business; and opportunities to strengthen our competitive position and grow our hospital-focused business .  Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.
Consolidated Statements of Operations
(Unaudited)
(Dollar amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003

Net revenue	$32,505	$29,858	$110,265	$89,194
Costs and expenses:
Costs of services	26,331	21,342	81,647	64,497
Selling, general and administrative (exclusive of stock-based compensation charges)	11,568	11,888	39,777	33,440
Stock-based compensation charges	49	17	(9)	52
Restructuring charge	468	0	4,066	0
Charge related to regulatory matters	0	0	1,853	0
Total costs and expenses	38,416	33,247	127,334	97,989

Operating loss	(5,911)	(3,389)	(17,069)	(8,795)

Interest income	(391)	(156)	(1,390)	(549)
Interest expense	46	11	185	46

Loss before income taxes (benefits)	(5,566)	(3,244)	(15,864)	(8,292)

Provision for income taxes (benefits)	(2,243)	(973)	(6,395)	(2,689)

Net loss	$(3,323)	$(2,271)	$(9,469)	$(5,603)

Basic loss per common share	$(0.15)	$(0.10)	$(0.44)	$(0.25)

Diluted loss per common share	$(0.15)	$(0.10)	$(0.44)	$(0.25)

Basic shares	21,903	22,331	21,755	22,188
Diluted shares (a)	21,903	22,331	21,755	22,188

(a)  Potentially dilutive common shares are excluded from the diluted loss per common share calculation.

Specialty Laboratories, Inc.
Consolidated Balance Sheet
(In thousands)

	December 31, 2002	September 30, 2003
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$22,405	$27,510
Short-term investments	9,247	10,078
Accounts receivable, net	22,597	21,677
Refundable income taxes	8,491	1,729
Deferred income taxes	1,870	1,522
Inventory	1,893	2,230
Prepaid expenses and other assets	2,410	2,707
Total current assets	68,913	67,453

Property and equipment, net	55,152	60,734
Long-term investments	9,222	4,094
Deferred income taxes	168	3,758
Goodwill, net	5,655	5,655
Other assets	4,197	4,521
	$143,307	$146,215

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$8,052	$12,194
Accrued liabilities	9,313	7,309
Total current liabilities	17,365	19,503
Long-term debt	—	5,000
Other long-term liabilities	2,208	1,728
Commitments and contingencies
Shareholders’ equity:
Capital stock	99,790	101,706
Retained earnings	23,797	18,194
Deferred stock-based compensation	(94)	(25)
Accumulated other comprehensive income	241	109
Total shareholders’ equity	123,734	119,984
	$143,307	$146,215

Contact:

Greg Mann

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com